Exhibit 15.2
[Letterhead of Global Law Office]
[Chinese Characters]
33/F, Shanghai Square
No. 138 Middle Huai Hua Road
Shanghai 200021, China
Tel: ++86 21 6375 6722 Fax: ++86 21 6375 6723
www.globallawoffice.com.cn
June 28th, 2010
Focus Media Holding Limited
Unit No. 1, 20th Floor
The Centrium
60 Wyndham Street
Central, Hong Kong
Dear Sirs,
Re: The Annual Report on Form 20-F for the Fiscal Year ended December 31, 2009 of Focus Media Holding Limited (“Annual Report”)
We hereby consent to the reference to our firm under the headings “Information on the Company — Business Overview — Regulatory Matters” and “—Organization Structure” in the annual report on Form 20-F for the fiscal year ended December 31, 2009 of Focus Media Holding Limited to be filed with the Securities and Exchange Commission on or about June 28th, 2010.
Yours faithfully,
/s/ Global Law Office
Global Law Office